Exhibit 99.1

NetApp Appoints Anders Gustafsson to the Board of Directors

SAN JOSE, Calif. — November 16, 2023 — NetApp (NASDAQ: NTAP), a global, cloud-led, data-centric software company, today announced that Anders Gustafsson, executive chair of Zebra Technologies, has joined its Board of Directors. This brings the number of directors on the NetApp Board of Directors to ten, nine of whom are independent and 30% of whom have been appointed within the last five years.

"I am pleased to welcome Anders to our Board," said George Kurian, chief executive officer of NetApp. “His strong leadership experience driving business transformation in the digital era, combined with deep experience in technology and strategic planning, will benefit NetApp as we accelerate our innovation agenda and capture new growth.”

"Anders’ previous tenure as a public company CEO combined with his extensive experience in cloud services and empowering businesses to drive insight and value through data make him an excellent fit for NetApp,” said Mike Nevens, Board Chair. “He will play a key role in extending NetApp’s hybrid multicloud leadership. I know that we will all benefit from his leadership and expertise.”

“I am thrilled to be joining the NetApp Board of Directors,” said Anders Gustafsson. “The company holds a differentiated position with a compelling vision for the future. I look forward to leveraging my insights and experiences to further NetApp’s goal of helping customers to turn disruption into opportunity with intelligent data infrastructure and build long-term value for shareholders.”

About Anders Gustafsson

Anders Gustafsson is the Executive Chair of the Board of Directors of Zebra Technologies and previously served as Zebra’s Chief Executive Officer and a director from 2007 to March 2023. Prior to joining Zebra, Mr. Gustafsson served as Chief Executive Officer of Spirent Communications plc, a publicly traded telecommunications company, from 2004 until 2007. At Spirent, he redirected that Company’s growth strategy, divested non-core operations, integrated historic acquisitions and streamlined the organization to realize significant cost savings. From 2000 until 2004, he was Senior Executive Vice President, Global Business Operations, of Tellabs, Inc., a communications networking company. Mr. Gustafsson’s other roles at Tellabs included President, Tellabs International; President, Global Sales; and Vice President and General Manager, Europe, Middle East and Africa. Earlier in his career, he held executive positions with Motorola, Inc.

Mr. Gustafsson is a member of the board of directors of International Paper Company (NYSE: IP), a leading global producer of renewable fiber-based packaging, pulp and paper products. Previously, Mr. Gustafsson was a member of the board of directors of Dycom Industries Inc. (NYSE: DY), a company that provides construction and specialty services to the telecommunication industry. He is a member of the Technology Committee and the Immigration Committee of the Business Roundtable. He also serves as a trustee of the Shedd Aquarium and is a member of the Civic Committee of the Commercial Club of Chicago.

About NetApp

NetApp is a global, cloud-led, data-centric software company that empowers organizations to lead with data in the age of accelerated digital transformation. The company provides systems, software, and cloud services that enable them to run their applications optimally from data center to cloud, whether they are developing in the cloud, moving to the cloud, or creating their own cloudlike experiences on premises. With solutions that perform across diverse environments, NetApp helps organizations build their own data fabric and securely deliver the right data, services, and applications to the right people—anytime, anywhere. Learn more at www.netapp.com or follow us on Twitter, LinkedIn, Facebook, and Instagram.

Contacts:

Media Contact:

Kenya Hayes

kenya.hayes@netapp.com

Investor Contact:

Kris Newton

kris.newton@netapp.com